11-10-09

Lender hereby cancels the promissory note a true copy of which, is here to attached with no further obligation on the Borrower or the Lender.

As Consideration for cancelling the Promissory Note, the Lender shall take possession of the business known as Blue Ridge Dry Cleaners and the Borrower shall forfeit all claims to and ownership of said business and including all equipment and inventory.

Paul I. Kwon

City Laundry Services, LLC by

11/10/09

Kinta L. Dixon

11/10/09

Lender /s/ Paul I. Kwon

Borrower /s/ Kinta L. Dixon

PROMISSORY  NOTE

$23,000

March 18, 2009

FOR VALUE RECEIVED, City Laundry Services LLC, the undersigned Borrower, promises to pay the principal sum of Twenty-Three Thousand and no/100 Dollars ($23,000.00) to the order of Paul Kwon, as Lender, with an address at 425 NE Oaks Ridge, Lee’s Summit, MO 64064, with interest thereon at the rate of 6% per annum.  Prior to final maturity, this Note shall be due and payable in equal installment of $1,979.53 each, inclusive of interest.  The first installment shall be due and payable on May 1, 2009, and a like installment shall be due and payable on the 1st day of each succeeding month thereafter until Note shall have been fully paid and satisfied; provided, however, that if on any installment payment date the accrued interest exceeds the installment amount set forth above, then on such installment payment date there shall be due and payable an additional amount equal to such excess interest; and provided further, that on April 1, 2010 (the “Maturity Date”), the final maturity of this Note, the entire principal balance of this Note then unpaid and all accrued interest then unpaid shall be finally due and payable.

In addition to the remedies set forth herein, Tenant shall pay a late charge of the amount of 5% of any payment due hereunder which remains unpaid on the fifteenth day after same is otherwise due hereunder. Said late charge shall be deemed additional rent, and the assessment or collection of same shall not limit or delay Landlord’s pursuit of any remedy arising hereunder upon Tenant’s default.  There will be $50 charge towards NSF checks.

The undersigned shall have the right to prepay all or portion of the outstanding principal balance hereof from time to time without penalty.  All payments received by the holder shall be applied first to costs and expenses charged to Borrower hereunder, then to interest and then to principal.  All installments shall be payable at the holder’s address set forth above, or at such other address or place as the holder hereof may designate in a notice to Borrower in writing, in lawful money of the United States of America.

In the event that the entire principal balance of this Note and all interest thereon is not paid on the Maturity Date, the outstanding principal balance of this Note shall, as of the Maturity date, bear interest at the rate equal to eighteen percent (18%) per annum.  In the event that the holder incurs any costs or expenses in the collection of this Note (including attorney’s fees), all such costs and expenses shall be added to the principal balance due hereunder, and shall be immediately due and payable to Borrower.

This Note may not be changed or terminated orally, but only by an agreement in writing, signed by the party against whom enforcement of such charge or termination is sought.  Borrower acknowledges that the loan is being made for a business purpose.  This Note is to be construed according to the laws of Missouri.

Borrower:

City Laundry Services LLC

By: /s/ Kinta L. Dixon

Print Name: Kinta L. Dixon

Title: 12:30 PM Eastern